Exhibit 10.61
RETIREMENT AND TRANSITION AGREEMENT AND RELEASE

This retirement and Transition Agreement and Release (“Agreement”) is entered into between PATRICIA A. LANG (“You”) and ENOVIS CORPORATION (the “Company”). You and the Company (together, the “Parties”) agree as follows:

1.Retirement of Employment: Your employment relationship with the Company will end on April 3, 2027 (“Retirement Date”). You no longer will be authorized to transact business or incur any expenses, obligations, or liabilities on behalf of the Company after the Retirement Date. You agree not to seek reinstatement, future employment, or any other working relationship with the Company or any of its affiliates after the Retirement Date. This provision does not preclude you from being retained by the Company for special project work, if requested and directed by the CEO or another Executive Officer of the Company.

2.Transition Period: Effective April 3, 2026 (“Transition Date”), you will transition from your position as the Company's Senior Vice President and Chief Human Resources Officer to a non-executive, advisory role for the Company. In addition to mentoring your successor, your work projects will be directed and assigned by the CEO of the Company. You will continue to be employed with the Company in this advisory role from the Transition Date through April 3, 2027. This period of time shall be known as the “Transition Period.”

3.Acknowledgements: You acknowledge that the Company relied on the following representations by you in entering into this Agreement:

You acknowledge that you do not have a claim of unlawful discrimination; retaliation; harassment; sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Released Parties (as defined below).

a.By accepting and not returning or refunding, within five (5) calendar days of your receipt of, your final paycheck from the Company, you acknowledge and agree that:

(i)You have received all compensation due to you through the Retirement Date in connection with the services performed for the Company;

(ii)You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during your employment with the Company;

(iii)The Company properly provided any accommodation and leave of absence because of your or your family member's health condition or military service and you have not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave;
(iv)You have provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company.

4.Consideration: In return for your promises in this Agreement, and provided that you sign and return this Agreement and do not revoke it, the Company will provide you the payments provided for below (under the conditions described below) so long as you remain in compliance with the terms of this Agreement:

a.For the first six (6) months of the Transition Period, the Company will continue to pay you at a rate equivalent to your current base compensation of $505,000 per year, less standard deductions. Thereafter, for the remainder of the Transition Period, the Company will pay you at a reduced rate equivalent to a minimum of 50% of your current base salary--equaling $252,500 per year-less standard payroll deductions (collectively, the “Transition Payments”), unless otherwise agreed by you and the Company. You acknowledge these Transition Payments exceed anything you would have been entitled to receive had you not signed, or had you revoked, this Agreement.

b.2025 Bonus Award: The Company agrees that you will receive your actual cash incentive bonus award for 2025, based upon company results, as you will remain an employee of the Company through the Retirement Date.

c.2026 Bonus Award: The Company agrees that you will receive your actual cash incentive bonus award for 2026, based upon company results with a rating of a minimum of 1.0 for personal performance, as you will remain an employee of the Company through the Retirement Date. This bonus amount will be paid to you in the ordinary course as bonus payments are made to other employees of the Company. For the avoidance of doubt, your 2026 Bonus Award will be based upon the Company's performance for 2026, and will be payable in 2027, in the same manner as all other similarly situated employees. Furthermore, this bonus award will be based upon your actual base compensation for the 2026 calendar year, which will include a reduced amount of base compensation commencing on September 30, 2026.

d.2027 Bonus Award: The Company agrees that you will receive your actual cash incentive for 2027 for the pro-rata period of time through and including your Retirement Date, based on company results with a rating of a minimum of 1.0 for personal performance. This bonus amount will be paid to you in the ordinary course as bonus payments are made to other employees of the Company. For the avoidance of doubt, your 2027 Bonus Award will be based upon the Company's performance for 2027, pro-rated through your Retirement Date, and will be payable in 2028, in the same manner as all similarly situated employees. Furthermore, this bonus award will be based upon your actual base compensation for the pro-rata period of time until your Retirement Date.

e.Equity Awards: The Company agrees to provide you with a final equity award of$600,000 in restricted stock units. The effective grant date will be in February 2026, at the same time as the Company's annual grant process occurs. Equity grants will vest in the nom1al course following the provisions set forth in the equity grant agreements.

f.Perquisites Employee Benefit Plans and Programs: Until the Retirement Date, subject to your continued service, you will continue to remain eligible to receive the perquisites, and to participate in the Company employee benefit and retirement plans and programs in which you currently participate, and otherwise on the same terms and conditions as other senior executives of the Company. In addition, until your Retirement Date, you shall be entitled to an amount not exceeding $10,000 in the aggregate for tax and financial planning services provided by a third-party financial planner or tax professional (or any combination thereof).

g.Tax Withholding: The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation through the Retirement Date.

h.Section 409A: For purposes of this Agreement, Retirement Date and correlative phrases mean the date on which you have a “separation from service,” which shall have the same meaning as provided in Treasury Regulation section 1.409A-l(h). Each payment and benefit under this Agreement shall constitute a “separate payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i).

5.At-Will Employment: Nothing in this Agreement is intended to or shall alter the at-will nature of your employment with the Company. Both you and the Company remain free to terminate your employment relationship at any time, with or without notice or cause. Should your employment be terminated by the Company prior to the Retirement Date without Cause (a for Cause termination is defined below), then you will continue to be entitled to those future benefits that are specified under this Agreement-including your entitlement to any salary, bonus, benefits, or equity awards not yet paid. For the avoidance of doubt, if, prior to the Retirement Date, the Company terminates your service for Cause (as defined below) or you terminate your service other than due to a Breach Termination, you will not be entitled to any cash compensation payments under this Agreement and any equity awards will follow the provisions set forth in the equity grant agreement.

For purposes of this Agreement, “Cause” shall be limited to the following events; your: (i) breach of fiduciary duty to the Company or its subsidiaries or affiliates, (ii) conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor that has a substantial adverse effect on the Company's business or reputation, (iii) breach of a material provision of this Agreement, which is not cured within thirty (30) days after notice of such breach has been given to you by the Company, or (iv) substantial and repeated failure to perform your material duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes that you have not performed your material duties, which is not cured within thirty (30) days after notice of such failure has been given to you by the Company.

a.Death or Disability: In the event of your death or disability during the Transition Period, the Transition Payments described above in this paragraph 4 will continue to be paid to you or your heirs, as appropriate and pursuant to your designation of your beneficiary for such Transition Payments.

6.Full and Final Release: In exchange for the benefits provided by the Company under this Agreement, you fully and forever release and discharge the Company, its parents, subsidiaries, affiliates, and related entities including but not limited to Enovis Corporation, and all of their respective affiliates, subsidiaries, agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns, (collectively, “Released Parties”) from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, based on facts occurring up to and including the date you sign this Agreement (“Claims”). You understand that you are releasing such Claims on behalf of yourself and all persons who could make Claims under, through or by you, such as your spouse, heirs, executors or assignees.
a.This release includes, but is not limited to, (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (BRISA), the National Labor Relations Act (NLRA), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act (ADA), any amendments to such laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation, or order; (ii) Claims in equity or under common law including claims for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence; and (iii) claims of any kind (offensive or defensive) asserting that the Offer Letter (Exhibit A), the Change in Control Agreement

(Exhibit B), and your Pre-Existing Post-Employment Obligations (as defined herein), are void, voidable, or otherwise unlawful or unenforceable as written.

b.However, this general release and waiver of claims excludes, and you do not hereby waive, release, or discharge: (i) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; and (ii) any right to file an unfair labor practice charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board; and (iii) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.
c.You hereby waive any and all rights or benefits which you may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.
7.Non-Admission: This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful conduct, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination. You are not aware of any conduct on your part or on the part of another Company employee who violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity. Further, you acknowledge you are not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules (including any provisions enforced or established by the Food and Drug Administration, the Center for Medicare and Medicaid Services or the Department of Health and Human Services' Office of the Inspector General) that have not been addressed by the Company through appropriate compliance and/or corrective action.

8.Proprietary Information and Materials: By signing this Agreement, you certify that as of the Retirement Date, you promise to return to the Company any and all work product, Company records, and records of confidential and/or proprietary information (inclusive of all information protected as “confidential information” under any agreement you have with the Company) (collectively referred to as “Confidential Information” in this Agreement). You also certify that as of the Retirement Date, you will return all other materials, documents, and/or property belonging to the Company and/or any of its affiliated entities, including the originals and any and all copies thereof, whether in hard copy or electronic form, which were in your possession or under your control, including without limitation files, documents, lists, records, customer information, manuals, reports, software and hardware, laptops, printers, computers, cell phone, iPhone, iPad, tablet, blackberry or other PDA, keys, equipment, identification cards, access card, corporate credit cards, mailing lists, rolodexes, electronic information and files, computer print-outs, and computer disks and tapes, all without any destruction, deletion, alteration or any other type of compromise of the data and/or property, whether such data and/or property was in hard copy or electronic form. Upon the Company's request, you agree to immediately provide the Company with a written affidavit confirming that you have returned all Company property and Confidential Information, and cooperate in providing the Company a means through which it can promptly and independently verify (including by forensic analysis, if necessary) that all Confidential Information has been removed from electronic storage devices, cloud-based storage, and accounts in your possession or control on or after the Retirement Date.

9.Cooperation: You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party's representative, except as may be required by law. The Company will reimburse you for reasonable expenses incurred in connection with the cooperation described in this Section after the Retirement Date. This Section shall not require you to cooperate with the Company regarding any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency in which you are asked by such agency to maintain information in confidence.

10.Non-Disparagement: You agree that you shall not, either during the Transition Period or after the Retirement Date, make, directly or indirectly, to any person or entity, including but not limited to the Company's present, future, and/or former employees, customers, and/or the press, any derogatory or disparaging (i.e., recklessly or maliciously untrue, or which are made with knowledge of their falsity, or with reckless disregard for their truth or falsity) oral, written, and/or electronic statements about the Company, its products and services, or your employment with and/or separation from employment with the Company. You further agree not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, Linkedln, or any other internet site or platform. Nothing in this Agreement or this Section is intended nor shall it be interpreted to limit or prevent you from engaging in protected concerted activity or exercising your right to file or participate in the investigation of a charge brought under the National Labor Relations Act. This provision will remain in effect for two years following the execution of this Agreement.

11.Reference Inquiries: The Company agrees, for any requests for information regarding you that are directed to the Company's Human Resources Department (the “HR Department”), the HR Department will advise only that you worked for the Company, your job titles, and dates of employment, and also that you voluntarily retired from the Company. If the HR Department is requested to provide additional information, including whether you are eligible for rehire, the HR Department will decline to provide any further information and will advise the prospective employer that it is the Company's policy to provide only the foregoing information. You release and absolve the Company for any alleged liability arising from acts or omissions taken in accordance with the terms of this Section. For the avoidance of doubt, the CEO of the Company may provide a reference for you, upon request, as he deems appropriate.

12.Applicable Law and Forum: This Agreement shall be interpreted under the law of the state in which you were primarily employed to work for the Company in the pay period prior to your Retirement Date (your “State of Employment”), without regard to conflicts of laws principles. In addition, the Parties agree that any legal action arising from or related to this Agreement that can be asserted in a court of law may be asserted in either Texas or your State of Employment, and the Parties consent to the personal jurisdiction of all courts of competent jurisdiction located in the aforementioned state(s) and waive all objections to the holding of forum in such state(s).

13.Protective Covenants: You agree to comply with the restrictions provided for in your Offer Letter executed on December 17, 2018, attached as Exhibit A (the “Offer Letter”), and your Change in Control Agreement dated October 30, 2020, attached as Exhibit B ( the “Change in Control Agreement”), as a supplement to, and not in lieu of any other post-employment restrictions you have previously agreed to with the Company (collectively, “Pre-Existing Post-Employment Obligations”). However, if the Company has any payment obligations under any Pre-Existing Post-Employment Obligations agreement with you, those payment obligations are superseded and deemed fully replaced and satisfied by the payments the Company has agreed to make to you in this Agreement. Otherwise, your Pre-Existing Post-Employment Obligations are expressly preserved in full and shall be deemed fully placed in effect to protect the legitimate business interests of the Company to the maximum extent allowed by law. The restrictions provided for in the Offer Letter (Exhibit A) and Change in Control Agreement (Exhibit B) shall supplement and not eliminate or replace the Pre-Existing Post-Employment Obligations. In the event there is a conflict between the Offer Letter (Exhibit A), the Change in Control Agreement (Exhibit B), and a restriction in the Pre-Existing Post-Employment Obligations, the restrictions in the Employment Agreement and Change in Control Agreement shall control to the extent they are enforceable, and if the restrictions in the Employment Agreement or Change in Control Agreement are not enforceable then the corollary restriction in the Pre-Existing Post-Employment Obligations shall resume control, unless the Company elects to release you from the restriction.

14.Change in Control Agreement (Exhibit B): Until your Retirement Date, nothing in this Agreement is intended to alter the obligations of the Company upon certain tem1inations following a Change in Control, as specifically set forth in your Change in Control Agreement (Exhibit B).

15.Complete Release: This Agreement constitutes the complete and total agreement between you and the Company with respect to issues addressed in this Agreement with the exception of Pre-Existing Post-Employment Obligations. You represent that you are not relying on any other written or oral representations not fully expressed in this document. You agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by you and an authorized Company representative. The headings in this document are for reference only and shall not in any way affect the meaning or inte1pretation of this Agreement.

16.Severability: You agree that each provision of this Agreement is intended to be severable. Should any part of this Agreement except the release of claims be found to be void, unenforceable, invalid or illegal in any respect by a court of competent jurisdiction, such provision shall be void and that determination will not affect the remainder of this Agreement. In addition, nothing in this Agreement is intended to nor shall it be interpreted to explicitly or implicitly limit rights to engage in protected concerted activity under the National Labor Relations Act. Accordingly, the severability under this Section specifically includes any portion of this Agreement that violates the National Labor Relations Act.

17.Compliance with National Labor Relations Act: Nothing in this Agreement is intended nor shall it be interpreted to limit or prevent you from exercising your rights under the National Labor Relations Act, including the right to speak about the terms and conditions of your employment.

18.Use as Evidence: The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which either of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

19.Binding Agreement and Covenant Not to Sue: You understand that following the Revocation Period (as defined below), this Agreement will be final and binding. You promise not to pursue any claim that is settled by this Agreement. If you break this promise, you agree to pay all of the Company's costs and expenses (including reasonable attorneys' fees) related to the defense of any claims except this covenant not to sue does not apply to claims under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the ADEA, you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission or any other federal, state, or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off against a monetary award obtained by you in the court proceeding. Except as otherwise set forth herein, in an action to enforce the te1ms of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred by the prevailing party.

20.Advice of Counsel: You acknowledge that you have read and fully understand the terms of this Agreement. The Company advises you, in writing, to consult with an attorney of your choice regarding the terms of this Agreement prior to signing this Agreement.

21.Consideration Period: You understand that you have 21 days from the date you receive this Agreement and any attached information to consider the terms of this Agreement, including whether to sign this Agreement (“Consideration Period”). If you choose to sign this Agreement before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms. You agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. If you do not execute this Agreement within 21 days post-delivery, you will forfeit all payments to be provided to you hereunder.

22.Revocation Period: You shall have seven calendar days from the date you sign this Agreement to revoke this Agreement by delivering a written notice of revocation to the same person as you returned this Agreement (“Revocation Period”). If the Revocation Period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period (“Effective Date”), provided you do not revoke this Agreement.

23.Return of Signed Agreement: You are required to return your signed Agreement and any written revocation notice to the Company's designated representative for this purpose: Laura Singleton, SVP and Chief Human Resources Officer, Enovis, 2900 Lake Vista Drive, Suite 200, Lewisville, TX 75067, and laura.singleton@enovis.com.

24.No Interference with Rights: You understand that nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property provision) (a) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA, (b) prevents you from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, OSHA, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (c) precludes you from exercising your rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment.

By signing this Agreement you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency

(and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

You have read this Agreement and understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in signing this Agreement.

EMPLOYEE

Employee Signature: /s/ Patricia Lang

Employee Name (printed): Patricia Lang
Date: December 10, 2025

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

COMPANY

Signature: /s/ Bradley J. Tandy

Name (printed): Bradley J. Tandy, SVP & Chief Legal Officer
Date: December 10, 2025